                      SAFETY COMPONENTS INTERNATIONAL, INC.

                       RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)


                                          Four Months
                                        January 1, 1993    Eleven Months April          Year Ended March 31,
                                       through April 27,    28, 1993 through                                          Pro Forma
                                              1993          March 31, 1994        1995           1996        1997    March 31, 1997
                                              ----          --------------        ----           ----        ----    --------------
Fixed Charges:
   Interest expense (income), net             $  10            $   235           $  126        $  (197)     $ 1,319     $10,563
                                              -----            -------           ------        -------      -------     -------

Earnings:
   Income (loss) before income taxes           (417)              (591)           3,416          8,030        6,841       2,053
   Add back fixed charges                        10                235              126           (197)       1,319      10,563
                                              -----            -------           ------        -------      -------     -------
                                               (407)              (356)           3,542          7,833        8,160      12,616
Ratio of earnings to fixed charges (1)
                                                 --                 --            28.1x             --         6.2x        1.2x



(1) For the Four Months January 1, 1993 through April 27, 1993 and the Eleven Months April 28, 1993 through March 31, 1994, earnings were insufficient to cover fixed charges by $167,000 and $207,000, respectively. In fiscal year 1996, the Company did not incur fixed charges.